                                                                   EXHIBIT 10.34
                          FOURTH MODIFICATION OF LEASE

          THIS AGREEMENT is made as of this 12th day of February, 1993 by and between ALLIS-MILWAUKEE ASSOCIATES, a partnership, and STATE FARM LIFE INSURANCE COMPANY, an Illinois corporation, hereinafter collectively referred to as "Landlord", and MAGNETEK, INC., a Delaware corporation, hereinafter referred to as "Tenant".

                                    RECITALS

          Under date of June 18, 1971, a predecessor of Landlord and a predecessor of Tenant entered into a written lease for the premises (the "Leased Premises") commonly known as 16555 West Ryerson Road in the City of New Berlin, Wisconsin, as more particularly described in said lease. Said lease was amended by a Modification of Lease dated December 30, 1971, and the commencement date and expiration date of the initial term of said lease were set forth in a Short Form Lease dated January 3, 1972. Said lease was further amended by instruments dated May 22, 1973 and December 31, 1990. Said lease, as modified, is hereinafter referred to as the "Lease". All of the landlord's interest in the Lease is now vested in Landlord and all of the tenant's interest in the Lease is now vested in Tenant. The term of the Lease expires on March 31, 1993.
Landlord and Tenant now desire to further extend the term of the Lease and to modify certain of the terms and provisions of the Lease, all as more particularly hereinafter set forth.

                                    AGREEMENT

          In consideration of the foregoing, the covenants and agreements hereinafter contained, and other good and valuable consideration, the parties hereto agree as follows:

          1. Landlord shall construct an addition (the "Addition") to the existing building on the Leased Premises and construct certain improvements to said building in accordance with the plans and specifications identified on Exhibit A attached hereto. Landlord's work as aforesaid is hereinafter referred to as the "Project". Promptly after execution of this Agreement, Landlord shall make application for all required permits from the appropriate governmental authorities for the construction of the Project and shall use its good faith efforts to secure such permits. Notwithstanding the foregoing, in the event that Landlord has not obtained such permits within one hundred fifty (150) days after the date of this Agreement, then either party shall have the right to terminate and cancel this Agreement by written notice to the other party, in which event neither party shall have any further rights or obligations to the other hereunder and the Lease shall continue in full force and effect in accordance with its terms until the expiration thereof. Tenant shall have the right to review all bids received by Landlord for construction of the Project and, if Tenant objects to the awarding of any bid as proposed by Landlord, to direct that any portion of the work be rebid by written notice to Landlord received within five (5) working days after Tenant's receipt of the bid. After Landlord has obtained all necessary permits, Landlord shall diligently proceed with the construction of the Project. Landlord's work on account of construction of the Project shall be done in a good and workmanlike manner in compliance with the plans and specifications identified on Exhibit A and all building codes and regulations. Landlord shall keep Tenant informed on a regular basis as to the progress of construction and Tenant shall at all times have access to the work and the plans and specifications to inspect and review the same provided that any inspection or entry by Tenant shall not unreasonably interfere with or unduly delay Landlord's construction work, and Tenant waives all claims against Landlord for personal injury or property damages, and indemnifies and holds Landlord harmless from all claims, liabilities, damages and expenses (including reasonable attorneys' fees), resulting from any such inspection or entry.
Tenant expressly grants Landlord, its employees, agents and contractors the right to enter the Leased Premises for construction of the Project. Tenant expressly acknowledges that the construction work may result in dust, debris and noise which may inconvenience Tenant and its employees and invitees and disrupt Tenant's business operations in the Leased Premises. Landlord shall use reasonable means to minimize such inconvenience and disruption, and Tenant agrees that Landlord shall not be liable for any such inconvenience and disruption, nor shall the same constitute an actual or constructive eviction of Tenant or entitle Tenant to any deduction or offset in the payment of the rent and other charges due pursuant to the terms of the Lease, as modified herein. Tenant agrees to accept possession of the Leased Premises upon the date (the "Project Completion Date") that Landlord advises Tenant in writing that the Project has been substantially completed and from and after such date, the Addition shall be deemed a part of the Leased Premises demised pursuant to the Lease and shall be subject to all of the terms, covenants and provisions of the Lease, as modified herein. Substantial completion, as used herein, shall mean the issuance by the municipality of an occupancy permit and delivery of same to Tenant. Within ten (10) days after the Project Completion Date, Tenant may inspect the Project and generate a punch list of those portions of the work which, in Tenant's reasonable estimation, are incomplete or not substantially in conformance with the plans and specifications and Landlord shall thereafter complete or remedy the same within a reasonable period of time after Landlord's receipt of said punch list. By occupying the Addition, Tenant shall thereby conclusively be deemed to have accepted the construction work performed by Landlord and acknowledged that the Addition is in the condition required by this Agreement except for the items listed on Tenant's punch list. Landlord further agrees that it shall promptly repair and/or replace any defective workmanship and/or materials of the Project of which Tenant advises Landlord in writing within one (1) year from the Project Completion Date. Landlord shall assign to Tenant any guarantees or warranties received by Landlord from the general contractor and any subcontractor, supplier or materialmen with respect to the construction of the Project. Except as specifically provided in this paragraph, Landlord shall not be required to remodel, recondition, improve, repair or replace the building and improvements located on the Leased Premises or any item, facility or property located therein.

          2. Landlord shall pay all "hard" and "soft" costs incurred by Landlord for construction of the Project (the "Project Construction Costs") provided that such costs do not exceed $2,907,464.00. The Project Construction shall include, but are not limited to, all sums payable under the construction contract for the Project and all other costs incurred for any labor and/or material in connection with construction of the Project, sales, use and similar taxes relating to the construction, the providing of utilities to the Project during construction, the obtaining of all permits for the Project, legal and accounting fees, fees and expenses for architectural and design services, engineers' fees, surveying expenses and the costs of obtaining any soil tests, builder's all-risk insurance during the period of construction, interest fees and costs incurred by Landlord for the construction loan and permanent loan to finance construction of the Project. Project Construction Costs shall

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be reduced by any credits, rebates or refunds received by Landlord in connection with the construction of the Project including an estimated credit of $15,000.00 from Wisconsin Electric Power Company. If the Project Construction Costs exceed $2,907,464.00, then the excess shall be paid by Tenant to Landlord within ten
(10) days after receipt by Tenant of Landlord's bill therefor together with evidence of such costs.

          3. The term of the Lease is hereby extended until the expiration of the fifteenth (15th) Lease Year (as hereinafter defined) after the Project Completion Date. Such extension of the term of the Lease shall be upon all of the same terms, covenants, provisions and conditions as contained in the Lease, except as expressly provided herein. As used herein, "Lease Year" shall mean a period of twelve (12) full and consecutive calendar months. The initial Lease Year shall begin on the Project Completion Date and end on the last day of the month preceding the first anniversary of the Project Completion Date; provided, however, if the Project Completion Date does not occur on the first day of a calendar month, then the initial Lease Year shall end on the last day of the month which contains the anniversary of the Project Completion Date. Each succeeding Lease Year shall begin upon the termination of the preceding Lease Year. The parties shall, at the request of either, execute and deliver an instrument confirming the Project Completion Date and the expiration of the extension period set forth in this paragraph 3 when determined.

          4. Tenant shall have the option to extend the term of the Lease for three (3) additional and consecutive periods of five (5) years each, the first extension period commencing upon the expiration of the extension period set forth in Paragraph 3 above, and the second and third extension periods commencing on the expiration of the prior extension period. Each such option shall be exercised only by Tenant giving Landlord written notice thereof which is received by Landlord no later than twelve (12) months prior to the first day of the extension period in question, provided, however, Tenant shall be entitled to exercise the options granted herein and the term of the Lease shall, in fact, be extended by reason of such exercise, only if the Lease is in full force and effect and Tenant is not in default thereunder at the times set forth herein for the exercise of the option and the commencement of the extension period. Time shall be of the essence with respect to Tenant's notice(s) as aforesaid. Tenant's failure to exercise any option granted herein in accordance with this paragraph shall extinguish any subsequent options. In the event that the term of the Lease is, in fact, extended pursuant to the foregoing, then any such extension shall be upon all of the same terms and provisions contained in the Lease, except that the annual basic rent payable by Tenant to Landlord during each option period shall be as set forth in paragraph 5 below.

          5. Commencing on April 1, 1993 and continuing thereafter throughout the remainder of the term of the Lease, as extended herein, the annual basic rent payable by Tenant shall be as follows:

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

                                    Annual                       Monthly
      Period                       Basic Rent                  Installments
      ------                       ----------                  ------------
4/1/93 to 9/30/93                 $192,057.00                   $16,004.75

10/1/93 to day prior
  to Project
  Completion Date                 194,938.00                    16,244.83
Project Completion Date
  to end of the
  4th Lease Year                  400,142.00                    33,345.17
Lease Years 5-8                   436,155.00                    36,346.23
Lease Years 9-12                  475,409.00                    39,617.39
Lease Years 13-16                 518,195.00                    43,182.96
Lease Years 17-20                 564,833.00                    47,069.42
Lease Years 21-24                 615,668.00                    51,305.67
Lease Years 25-28                 671,078.00                    55,923.18
Lease Years 29-30                 731,475.00                    60,956.27


The basic rent is payable in advance on the first day of each calendar month during such periods in successive monthly installments pursuant to the foregoing.

          6. In the event that at any time during the term of the Lease, as the same is or may be extended herein, Tenant desires to develop a new facility for the operation of Tenant's business in the State of Wisconsin, then Tenant shall notify Landlord in writing thereof and Landlord shall have the right of first refusal to develop such facility for Tenant. Tenant's notice to Landlord shall specify Tenant's desire either (i) to acquire property for the construction of a facility to be owned by Tenant or (ii) to lease a new facility to be built to suit for Tenant. In the event that Tenant desires to acquire property for the construction of a facility to be owned by Tenant, then Tenant shall provide Landlord its goals and specifications for such new facility, Landlord shall have the right to provide consulting services in connection with the acquisition, zoning, construction and financing of such development and the parties shall enter into a written agreement on terms mutually acceptable to each party providing that Landlord shall furnish such services as may be necessary to consummate such development and Tenant shall pay to Landlord a usual and customary fee to be agreed upon by the parties therefor. In the event that Tenant desires to lease a new facility to be built to suit for Tenant, then Tenant shall provide Landlord with its goals and specifications for such facility add Landlord shall have the right to enter into a new lease with Tenant to construct a new facility for Tenant's use on land owned or acquired by Landlord, on terms and conditions mutually acceptable to the parties. Landlord and Tenant may enter into such other agreements with one another and/or with third parties as may be necessary to accomplish the purpose set forth herein, and the parties expressly agree that they shall at all times act and cooperate with one another in good faith to enter into a mutually acceptable relationship. The parties expressly acknowledge and agree that the provisions contained in this Paragraph are a material consideration and inducement for Landlord to enter into this Agreement and that since damages for breach of the provisions contained herein will be difficult to ascertain, the provisions contained herein shall be enforceable by injunction. The foregoing provisions shall survive the expiration of the term of this Lease.

          7. The second paragraph of paragraph 13 of the original Lease is deleted. From and after the date hereof and continuing thereafter during the entire Lease term, as the same is or may be extended herein, Tenant shall, at its own cost and expense, carry commercial general public liability insurance protecting Tenant, Landlord and the holder of any mortgage on the Leased Premises (the "Mortgagee"), if any, and any other party designated by Landlord in an amount of not less than Three Million Dollars ($3,000,000) combined single limit or such greater amount as may be reasonably required by Landlord from time to time in accordance with prudent real estate management practices. Such insurance shall include contractual liability coverage for the indemnification obligations of Tenant contained in the Lease, as modified herein. Such insurance shall be written as primary policy coverage and not contributing with or in excess of any coverage which Landlord may carry and shall be non-cancellable and non-amendable without thirty
(30) days written notice to all such parties. The original policies or certificates thereof shall be furnished to Landlord with evidence of timely payment of the premium therefor prior to the date hereof and not less than five
(5) days prior to the expiration of any coverage. Landlord may at any time and from time to time inspect and/or copy any and all insurance policies required to be procured by Tenant under the Lease, as modified herein.


          8. Tenant hereby assigns, transfers and conveys to Landlord all of Tenant's right, title and interest in and to the claim asserted by Tenant against Winding Roof Company, Inc. with respect to work performed on the roof of the building on the Leased Premises.

          9. If Landlord shall fail to perform any covenant, term or condition of the Lease, as amended herein, to be performed by Landlord, and if as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title, and interest of Landlord in the Leased Premises and out of rents or other income from such property receivable by Landlord, or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord's right, title and interest in the Leased Premises.

          10. In the event Landlord desires to obtain mortgage financing and Landlord's mortgagee or mortgagees request modifications or amendments to the Lease, as amended herein, then Tenant, on demand, agrees to execute such modifications or amendments as required. Notwithstanding the foregoing, Tenant shall not be required to execute any modifications or amendments to the Lease which shall modify the provisions of the Lease relating to the amount of rent reserved, the size and location of the Leased Premises and the duration of the term of the Lease or which shall otherwise materially increase Tenant's obligations under the Lease or materially diminish Tenant's rights thereunder. Tenant further agrees to furnish such financial information as may be required or otherwise cooperate with Landlord's efforts in obtaining said mortgage financing.

          11. Except as expressly provided herein, all of the terms, provisions and conditions of the Lease shall remain in full force and effect.

          SIGNED AND SEALED as of the date first written above.

                                                LANDLORD:

                                                ALLIS-MILWAUKEE ASSOCIATES

                                                By:
                                                   ----------------------------
                                                   David Adashek, its agent and
                                                   attorney-in-fact

                                                STATE FARM LIFE INSURANCE
                                                COMPANY


                                                By:
                                                   ----------------------------
                                                Title:
                                                      -------------------------

                                                By:
                                                   ----------------------------
                                                Title:
                                                      -------------------------

                                                TENANT:

                                                MAGNETEK, INC.


                                                By:
                                                   ----------------------------
                                                Title:
                                                      -------------------------

                                   EXHIBIT A

Drawings entitled "Addition to and Remodeling of Existing Facility for MagneTek Drives & Systems" identified as Proposal P-5083 consisting of fourteen (14) sheets numbered, titled and with last revision date as follows: 1-Site Plan-12/9/92; 2- Site Plan Grades-2/14/91; 3-Landscaping-12/9/92; 4-First Floor*4/12/91; 4A-First Floor*-4/12/91; 5-Found. Plan- 12/2/92;
6-Elevations-l2/2/92; 7-Sections-4/1/91; 8-Sections- 4/10/91;
9-Sections-4/24/91; E1-First Floor-4/12/91; E2-First Floor*4/12/91; 4-First Floor*-4/12/91; and 6-Elevations- 12/2/92, further indemnified as "Design/Build MSI General".

Specifications in form of Proposal dated 12/9/92 from MSI General, Proposal #5083C directed to MagneTek containing Section I (Two Story Office Addition pp. 1-17, inclusive); Section II (Refacing Existing Office Area pp. 1-5, inclusive);
Section III (Revise Shipping and Receiving Area pp. 1 and 2); Section IV (Revise Area Between Existing Office and Plant pp. 1, 2 and 3); Bid Form (Request for Final Bid Form with Alternatives and Checklists - 19 pages); Proposal Standards (4 pages); and Room Finish and Door Schedule (9 pages).

*    These sheets contain drawings for both the first and second floors.